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                                                                 EXHIBIT 10.9(b)

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 21, 2002, is by and between ARRIS GROUP, INC., a Delaware corporation (the "Company"), and GORDON HALVERSON ("Executive").

      WHEREAS, Executive and a subsidiary of the Company are parties to a previous employment agreement dated as of October 25, 2000;

      WHEREAS, Executive and the Company desire to amend and restate the previous employment agreement; and

      WHEREAS, Executive and the Company want to enter into a written agreement providing for the terms of Executive's employment by the Company.

      NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Employment. Executive agrees to enter into the continued employment of the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the term of this Agreement to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

            Executive's initial job title will be Executive CEO Telewire Supply and his duties will be those as are designated by the Chief Executive Officer of the Company. Executive further agrees to serve, without additional compensation, as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that (a) the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Certificate of Incorporation, By-laws and applicable Delaware law, and (b) such other position shall not materially detract from the responsibilities of Executive pursuant to this Section 1 or his ability to perform such responsibilities.

      2. Compensation.

            (a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $245,000 ("Base Salary"). Executive's Base
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Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Chief Executive Officer.

            (b) Incentive Bonus. During the term of Executive's employment with the Company pursuant to this Agreement, Executive's incentive compensation program shall be determined by the Company in its discretion with a target bonus equal to 50% of Base Salary, and allowing for payment of up to 150% of target. On termination at other than year-end the bonus will be prorated to reflect the period of actual employment.

            (c) Executive Perquisites. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to receive such executive perquisites and fringe benefits as are provided to the executives in comparable positions and their families under any of the Company's plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families, including without limitation vacations and life, medical and disability insurance.

            (d) Tax Withholding. The Company has the right to deduct from any compensation payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

            (e) Expense Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing his duties hereunder, including but not limited to reasonable travel expenses for Executive. As a condition to such payment or reimbursement, however, Executive shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

      3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 hereof, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue until five years and six months from the date hereof.

      4. Termination. Notwithstanding the provisions of Section 3 hereof, but subject to the provisions of Section 5 hereof, Executive's employment under this Agreement shall terminate as follows:

            (a) Death. Executive's employment shall terminate upon the death of Executive; provided, however, that the Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive's estate for a period of three months after the date of Executive's death.

            (b) Termination for Cause. The Company may terminate Executive's employment at any time for "Cause" (as hereinafter defined) by delivering a written termination notice to Executive. For purposes of this Agreement, "Cause" shall mean any of: (i) Executive's


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conviction of a felony or a crime involving moral turpitude; (ii) Executive's commission of an act constituting fraud, deceit or material misrepresentation with respect to the Company; (iii) Executive's embezzlement of funds or assets from the Company; (iv) Executive's addiction to any alcoholic, controlled or illegal substance or drug; (v) Executive's commission of any act or omission which would give the Company the right, other than the right generally to terminate Executive's employment "at will," to terminate Executive's employment under applicable law; or (vi) Executive's failure to correct or cure any material breach of or default under this Agreement within ten days after receiving written notice of such breach or default from the Company.

            (c) Termination Without Cause. The Company may terminate Executive's employment at any time by delivering a written termination notice to Executive.

            (d) Termination by Executive. Except as otherwise provided herein, Executive may terminate his employment at any time by delivering ninety days prior written notice to the Company; provided, however, that the terms, conditions and benefits specified in Section 5 hereof shall apply or be payable to Executive only if such termination occurs as a result of a material breach by the Company of any provision of this Agreement.

            (e) Termination Following Disability. In the event Executive suffers a permanent disability which materially impairs Executive's performance of Executive's duties for the Company and qualifies Executive for full benefits under the Company's long term disability insurance policy, the Company may terminate Executive's employment by delivering a written termination notice to Executive. Notwithstanding the foregoing, Executive shall continue to receive his full salary and benefits under this Agreement until the expiration of a period of six months after the effective date of such termination or until the commencement of benefits under the Company's long term disability insurance policy, which ever shall first occur.

            (f) Payments. Following any expiration or termination of this Agreement or Executive's employment hereunder, and in addition to any amounts owed pursuant to Section 5 hereof, the Company shall pay to Executive all amounts earned by Executive hereunder prior to the date of such expiration or termination.

            (g) Early Retirement. In the event, Executive upon at least 90 days written notice to the Company, elects to retire after reaching age 62, (i) the payments provided by Section 5(a) hereof shall be made at two thirds (2/3) of the rate provided by Section 5(a) until the expiration of a period of 36 months following such retirement or Executive's death, which ever shall first occur, less any amounts that Executive shall receive under the funded and unfunded pension plans of the Company and its subsidiaries, (ii) the benefits specified in Section 5(c), (d) and (e) shall be provided, and (iii) Executive's stock options and restricted stock grants shall vest and be exercisable as provided in
Section 5(b) hereof.

      5. Certain Termination Benefits. Subject to Section 6(a) hereof, in the event (i) the Company terminates Executive's employment without cause pursuant to Section 4(c) or (ii) Executive terminates his employment pursuant to Section 4(d):


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            (a) Base Salary and Bonus. The Company shall continue to pay to
Executive his Base Salary (as in effect as of the date of such termination) and bonuses (calculated on a pro rata basis based upon the assumption that Executive would have fulfilled the requirements to earn his target bonus) that would have been payable hereunder to Executive from the date of such termination for a period of 24 months following the termination.

            (b) Stock. Subject to Section 10 hereof, on and as of the effective date of the termination of employment, all of Executive's outstanding stock options and restricted stock grants under the Company's stock option and other benefit plans shall immediately vest and all such stock options shall be exercisable for the period of 60 days, seven months or, in the case of death, 12 months after the conclusion of Executive's consultation pursuant to Section 14 as each stock option provides, or, if shorter, their remaining term.

            (c) Life Insurance. The Company shall continue to provide Executive with group and additional life insurance coverage until Executive reaches the age of 65.

            (d) Medical Insurance. The Company shall continue to provide Executive and his family with group medical insurance coverage under the Company's Medical Plans (as the same may change from time to time) or other substantially similar health insurance Until Executive reaches the age of 65.

            (e) Group Disability. The Company shall continue to provide Executive coverage under the Company's group disability plan until Executive reaches the age of 65, if and to the extent such coverage is available under the Company's insurance plan.

            (f) Support. Executive shall be entitled to retain the cellular telephone and the home office computer equipment provided to him by the Company; provided, however, that Executive shall be responsible for the payment of all of his cellular telephone bills.

            (g) Offset. Any fringe benefits received by Executive in connection with any other employment that are reasonably comparable, but not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to Section 5 (c), (d) or (e), shall be deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing, the fringe benefits then being provided by the Company pursuant to
Section 5 (c), (d) or (e). The Company acknowledges that if Executive's employment with the Company is terminated, Executive shall have no duty to mitigate damages.

            (h) General Release. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors and affiliates, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company; provided, however, that there may properly be excluded from the scope of such general release the following:


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                  (i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

                  (ii) claims that may be made by the Executive for payment of
            Base Salary, fringe benefits or stock options properly due to him;
            or

                  (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination.

      (i) Retirement Benefits. Upon the completion of the payments provided by
(a) above, Executive may receive benefits under the Company's defined benefit pension plan, as provided by his previous participation in that plan, and the Company's excess benefits plan without reduction for retirement prior to his normal retirement date. Any reduction for early retirement required by the provisions of the defined benefit plan will be paid by the Company. By written notice to the Company by Executive and his Spouse at least one year prior to the commencement of retirement payments by the Company outside the defined benefit plan, Executive may elect to receive such payments in a lump sum amount determined in good faith by the Company to be the actuarial equivalent of such payments.

      6. Effect of Change in Control.

            (a) If in the six to twelve month period following a "Change of Control" (as hereinafter defined), Executive terminates his employment with the Company for any reason upon at least 30 days written notice to the Company, the Company shall provide to Executive the benefits specified in Section 5 hereof.

            (b) "Change of Control" shall mean the date as of which: (i) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person ( as such term is used in Sections


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13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding common stock (other than Nortel or Liberty Media or one of their subsidiaries); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. It is understood and agreed that the sale of the Company's distribution business (Telewire Supply) or the assignment to and assumption of this Agreement to the buyer of that business shall not be considered a Change of Control and that upon such an assignment and assumption all references in this Agreement to "Company" shall mean the buyer of that business.

            (c) In the event that (i) Executive would otherwise be entitled to the compensation and benefits described in Section 6(a) hereof ("Compensation Payments"), and (ii) the Company determines, based upon the advice of tax counsel selected by the Company's independent auditors and acceptable to Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) ("Parachute Payments"), any of such Parachute Payments would be reportable by the Company as "excess parachute payments", such Compensation Payments shall be reduced to the extent necessary to cause Executive's Parachute Payments to equal 2.99 times the "base amount" as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction of tax imposed on and payable by the Executive under Section 4999 of the Code ("Excise Tax"). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by the Company's independent auditors.

            (d) The parties hereto agree that the payments provided under
Section 6(a) above, as the case may be, are reasonable compensation in light of Executive's services rendered to the Company and that neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

            (e) Unless the Company determines that any Parachute Payments made hereunder must be reported as "excess parachute payments" in accordance with
Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

      7. Non-Competition. Executive agrees that during the term of this Agreement and for a period of four months from the date of the termination of Executive's employment with the Company pursuant to Sections 4(b), 4(c), 4(d), 4(e) or 6 herein or for any other reason that results in the Executive being entitled to the benefits described in Section 5, he will not, directly or indirectly, compete with the Company by providing to any company that is in a "Competing


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Business" services substantially similar to the services provided by Executive at the time of termination. Competing Business shall be defined as any business that engages, in whole or in part, in the broadband communication equipment for broadband communications architectures in the United States, and Executive's employment function or affiliation is directly or indirectly in such business.

      8. Nonsolicitation of Employees. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

      9. Nondisclosure of Trade Secrets. During the term of this Agreement, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the


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subpoena, process or other request to the Board. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

      10. Return of Profits. In the event that Executive violates any of the provisions of Sections 7, 8 or 9 hereof or fails to provide the notice required by Section 4(d), 4(g) or 6(a) hereof, as the case may be, the Company shall be entitled to receive from Executive the profits, if any, received by Executive upon exercise of any Company granted stock options or stock appreciation rights or upon lapse of the restrictions on any grant of restricted stock to the extent such options or rights were exercised, or such restrictions lapsed, subsequent to six months prior to the termination of Executive's employment.

      11. Severability. The parties hereto intend all provisions of Sections 7, 8, 9 and 10 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 7, 8, 9 or 10 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

      12. Arbitration - Exclusive Remedy.

            (a) The parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Atlanta, Georgia by three arbitrators, one to be appointed by the Company, a second to be appointed by Executive, and a third to be appointed by those two arbitrators. The third arbitrator shall act as chairman. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration and appointing that party's arbitrator.


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            (b) If (i) the non-initiating party fails to appoint an arbitrator by written notice to the initiating party within ten days after the Arbitration Notice, or (ii) the two arbitrators appointed by the parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association, upon application of the initiating party, shall appoint an arbitrator to fill that position.

            (c) The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party) shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration, whether by settlement, award or judgment; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

      13. Miscellaneous.

            (a) Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 12(a):

            If to the Company:  ARRIS Group, Inc
                                11450 Technology Circle
                                Duluth, Georgia  30097
                                Attention: President
                                Facsimile: (678) 473-8470

            If to Executive:    Gordy Halverson
                                4529 Silver Bell Circle
                                Castle Rock, CO 80104
                                Facsimile: (720) 895-7125

                                With a copy to:
                                John G. Brant
                                710 Kipling Street
                                Suite 305
                                Lakewood, Colorado 80215
                                Facsimile: (303) 238-3970


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            Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

            (b) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

            (c) Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

            (d) Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Georgia. This Agreement is governed by, and construed in accordance with, the laws of the State of Georgia. If any action is brought to enforce or interpret this Agreement, venue for the action will be in Georgia.

            (e) Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

            (f) Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses.

            (g) Estate. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

            (h) Assignment. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The Company shall also have the right to assign this Agreement and substitute the assignee as the "Company" as provided in Section 6(b) hereof. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

            (i) Binding Effect. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.


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            (j) Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

      14. Consultation. During the period, Executive is receiving payments from the Company pursuant to Section 4(g), Section 5 or Section 6, Executive will be available to consult with the Company for up to total of a 100 days, but no more than 50 days in any 12 month period, on matters within Executive's experience or expertise without further payment, other than reimbursement of reasonable expenses incurred by Executive at the direction of the Company. During this period of consulting, notwithstanding any other provision of this Agreement, Executive will be bound by the provisions of Sections 7, 8, 9, 10 and 11 hereof as if his employment with the Company continued during this period of consulting, and the periods provided by those sections after the termination of Executive's employment shall commence on the expiration of this period of consulting.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        "Company"

                                        ARRIS GROUP, INC.

                                        By:    _________________________________
                                        Name:  _________________________________
                                        Title: _________________________________


                                        "Executive"

                                        ________________________________________


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